EXHIBIT 99


For Immediate Release                     For More Information Contact:
April 21, 2003                            William Armanino, President & CEO
                                          Edmond J. Pera, CFO
                                          (510) 441-9300

                     ARMANINO FOODS OF DISTINCTION, INC.
                  ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

     Hayward, CA (April 21, 2003) Armanino Foods of Distinction, Inc. (NASDAQ Small Cap Symbol: ARMF) announced today financial results for the first quarter ended March 31, 2003.

     Net sales for the first quarter ended March 31, 2003 were $3,784,956 compared to $3,649,903 for the first quarter of 2002, an increase of 4%. Stronger food service sales of chicken products as well as higher inter-national sauce sales accounted for the increase.

     Continuing operations before income taxes for the first quarter ended March 31, 2003 resulted in a loss of $23,538 compared to a profit of $118,065 for the first quarter a year ago. Although costs and expenses for the most recently completed quarter were only marginally higher than those incurred for the first quarter of 2002, the net sales for the 2003 quarter consisted of a significantly higher percentage of low gross margin products and lower percentage of higher gross margin products. This shift in the mix of products sold is the primary cause for the loss incurred in the first quarter.

     Net loss for the first quarter ended March 31, 2003 amounted to $15,417 compared to a profit of $67,297 for the same period in 2002. The company reported basic and diluted net loss per share for the first quarter ended March 31, 2003 of $ 0.00, compared to both basic and diluted net earnings per share of $0.02 for the like quarter of 2002.

     William J. Armanino, President and CEO of Armanino Foods said, "Our sales have held up well given the current economic environment. We continue to heavily promote our products and we feel that these additional promotional dollars spent now will secure a higher market share for the future."

     Armanino continued, "We are currently putting our plan in place for the introduction of our Garlic Zing product line. We have four brokers and a number of distributors who will introduce the line in the Western United States during the second quarter. We intend to target health food stores and retail chain natural food sections in our initial rollout throughout the months ahead."

     Armanino concluded, "We believe that our plans for 2003 are solid and we remain confident in our future."

     Armanino is an international food company that manufactures and markets frozen pestos, filled pasta products, meatballs, cooked meat, cooked poultry products, garlic spreads and focaccia to the retail, food service, club stores, institutional, and industrial food industry segments.






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                     Armanino Foods of Distinction, Inc.
                    Results for the Quarter Ended 3/31/03

                                                (Unaudited)
                                          Quarter Ended 3/31/03
                                       ---------------------------
                                          2003             2002
                                       ----------       ----------

Net Sales                              $3,784,956       $3,649,903

Net Income/(Loss) From Cont. Oper.
Before Taxes                           $  (23,538)      $  118,065

Net Income/(Loss)                      $  (15,417)      $   67,297

Basic Income/(Loss) Per
  Common Share                         $    (0.00)      $     0.02

Weighted Average Common Shares
  Outstanding                           3,250,108        3,187,419

Diluted Income/(Loss) Per
  Common Share                         $    (0.00)      $     0.02

Weighted Average Shares Outstanding     3,263,822        3,480,581

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This press release contains forward-looking statements within the meaning of
U.S. securities laws, including statements regarding the Company's goals and growth prospects. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including general economic conditions, fluctuations in customer demand, competitive factors such as pricing pressures on existing products, and the timing and market acceptance of new product introductions, the Company's ability to achieve manufacturing efficiencies necessary for profitable sales at current pricing, and the risk factors listed from time-to-time in the Company's annual and quarterly SEC reports. The Company assumes no obligation to update the information included in this press release.

                                     -END-